Esquire Communications Ltd.
                                  750 B Street
                                   Suite 2350
                           San Diego, California 92101



                                                            March   , 1999


Mr. ___________
Esquire Communications Ltd.
750 B Street, Suite 2350
San Diego, California 92101

Dear Mr. _________:

          Esquire Communications Ltd. (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that the possibility of a change in control of the Corporation exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

          The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

          In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Corporation terminates or is terminated under the circumstances described below subsequent to a "change in control of the Corporation", as such term is defined in Section 2.

          1. Term of Agreement. This Agreement shall commence on the date hereof, and shall continue in effect through June 30, 1999; provided, however, that commencing on June 30, 1999, and each June 30 thereafter, the term of this Agreement shall automatically be extended for one additional year, unless not later than 60 days prior to such June 30 the Corporation shall have given notice that it does not wish to extend this Agreement; and provided, further, that if a change in control of the Corporation shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than one year beyond the month in which such change in control occurred.

          2. Change in Control. No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if

               (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Corporation, any existing director or officer of the Corporation, any existing beneficial owner of more than 5% of the Corporation's outstanding common stock, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the Common Stock of the Corporation;

               (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (b) or (d) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

               (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

               (d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

          3. Termination Following Change in Control. (a) General. If any of the events described in Section 2 constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Section 4 upon the subsequent termination of your employment during the term of this Agreement as set forth in Section 4 unless such termination is because of your death or Disability.

               (b) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for four (4) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

         4. Compensation Upon Termination. Following a change in control of the Corporation and if for any reason whatsoever (other than death or Disability) your employment with the Corporation terminates or is terminated within six months after the change in control (the "Termination Date") then you shall be entitled to the following benefits:

               (a) in lieu of any further salary payments to you for periods subsequent to the Termination Date, the Corporation shall pay as severance pay to you, no later than the fifth day following the Termination Date, a lump-sum severance payment equal to 100% of the sum of (i) your annual salary rate in effect as of the Termination Date or, if greater, such rate in effect immediately prior to the change in control of the Corporation and (ii) any cash bonus received by you or to which you were entitled during the calendar year preceding the change in control.

               (b) if you resort to any action or proceeding to recover any amount which the Corporation has failed to pay to you under this Agreement and if you are awarded or receive any amounts as the result of such action or proceeding, the Corporation also shall pay or reimburse to you all legal fees and expenses incurred by you in and with respect to such action or proceeding.

               (c) for a twelve month period after the Termination Date, the Corporation shall arrange to provide you with group health insurance benefits substantially similar to those which you were receiving immediately prior to the Termination Date (or, if better, such benefits in effect immediately prior to the change in control of the Corporation); provided, however, if it is not so obtainable upon reasonable terms, the Corporation shall pay to you in cash the annual amount paid by the Corporation during the previous year of your employment. Benefits otherwise receivable by you pursuant to this paragraph (c) shall be reduced to the extent comparable benefits are actually received by you during the twelve month period following the Termination Date, and any such benefits actually received by you shall be reported to the Corporation.

               (d) If the severance payment under this Agreement, either alone or together with other payments which you have the right to receive from the Corporation, would not be deductible (in whole or in part) by the Corporation as a result of such payment constituting an excess parachute payment as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such severance payment shall be reduced to the largest amount as will result in no portion not being fully deductible by the Corporation as the result of Section 280G of the Code, which determination shall be made by the Corporation's independent accountants and shall be conclusive and binding. This provision may be waived by the Board of Directors of the Corporation in the exercise of its discretion.

               (e) Except as provided in Subsection (c) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

               (f) All options which have been granted to you which are not vested shall vest immediately on the Termination Date.

          5. Successors; Binding Agreement. (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

               (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under
Section 4 shall survive the expiration of the term of this Agreement.

          8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by JAMS/Endispute (or its successor) in New York, New York, in accordance with its rules then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          11. Coordination with Employment Agreement. If applicable, the terms of this Agreement shall be coordinated with and applied in conjunction with the terms of your employment agreement with the Corporation. In general, it is the intent of the parties that in the event of a change in control of the Corporation the terms of this Agreement shall supersede and substitute for the provisions of the employment agreement relating to any items of current compensation during the term of this Agreement. Accordingly, benefits are payable under this Agreement without regard for any obligation under any agreement with or policy of the Corporation to refrain from competing with the Corporation or entering into employment with or owning an interest in any firm or business competing with the Corporation. Nothing in this Agreement shall be construed to be a commitment or guarantee of future employment with the Corporation. Except for circumstances relating to a change in control of the Corporation as provided for herein, all terms and conditions of your employment with the Corporation shall be governed by the terms of your employment agreement, if any.

          12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.


                                  Sincerely,

                                  Esquire Communications Ltd.


                                  By______________________

Agreed to as of this __ day of
_________, 1999.


-----------------------------